Exhibit 23.10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 20, 2006, with respect to the consolidated financial statements of Activant Solutions Holdings, Inc. and Subsidiaries included in the Registration Statement on Form S-4 and related Prospectus of Activant Solutions Inc. for the registration of $175,000,000 of its 9.5% Senior Subordinated Notes due 2016.
/s/ Ernst & Young LLP
Austin, Texas
October 16, 2006